Exhibit 99.2

NEWS

FOR IMMEDIATE RELEASE July 29, 2005	CONTACT: Thomas J. Considine, Jr. (201) 476-5404
BUTLER ANNOUNCES REQUEST FOR EXTENSION OF TIME
TO FILE FORM 10-Q
Montvale, NJ, July 29, 2005 Butler International, Inc. (NASDAQ SC: BUTLE) announced today that it has requested an extension from the NASDAQ Listing Qualifications Panel until August 12, 2005, for the time to file its first quarter Form 10-Q for the period ended March 31, 2005. As previously reported, the Company had been granted an extension by the NASDAQ Listing Qualifications Panel to July 29, 2005 for the Company to file its Form 10-K for the year ended December 31, 2004, and its Form 10-Q for the quarter ended March 31, 2005. The Company filed its Form 10-K on July 26, 2005. The Company believes that it will be able to maintain its NASDAQ listing until such time as the request for extension is decided by the NASDAQ Listing Qualifications Panel, however, no assurance can be given that the Company will be able to maintain its listing until it files its first quarter Form 10-Q.
The Company expects to file its first quarter Form 10-Q by August 12, 2005.
Pending determination of compliance with NASDAQ’s filing requirements and compliance with all other requirements for continued listing on NASDAQ, the fifth character “E” will remain appended to the Company’s trading symbol. The Company is currently compliant with all other applicable NASDAQ rules.
About Butler International
Butler International is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore services delivery options customized appropriately to their unique objectives. During its 59-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added services, visit us on the web at http://www.butler.com.
Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. Such risks and uncertainties may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.
Mindpower for a Changing WorldSM
World Headquarters, 110 Summit Avenue, Montvale, NJ 07645 (201) 573-8000
http://www.butler.com